                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                          (Amendment No.            )

Filed by the Registrant   [ X ]

Filed by a Party other than the registrant   [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                          LIN Television Corporation
                        -------------------------------
               (Name of Registrant as Specified in Its Charter)


                        -------------------------------
                   (Name of Person(s) Filing Proxy Statement
                           if other than Registrant)

Payment of Filing Fee (Check appropriate box):

[ X ]  No Fee Required

[   ]  Fee computed on table below per Exchange Act Rules 14-6(i) (4) and 0-11.

       1)   Title of each class of securities to which transaction applies:

            -------------------------------------------------------------------

       2)   Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

            -------------------------------------------------------------------

       4)   Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------

       5)   Total fee paid:

            -------------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

            -------------------------------------------------------------------

       2)   Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------

       3)   Filing Party:

            -------------------------------------------------------------------

       4)   Date Filed:

            -------------------------------------------------------------------

                          LIN TELEVISION CORPORATION

                               4 RICHMOND SQUARE
                        PROVIDENCE, RHODE ISLAND  02906

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 14, 1997


As a stockholder of LIN Television Corporation (the "Company"), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of the Company to be held at the Company's Headquarters located at Four Richmond Square, Suite 200, Providence, Rhode Island, on May 14, 1997 at 10:00 a.m., local time, for the following purposes:

     (1) To elect ten (10) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

     (2) To approve an amendment increasing the number of shares of Common Stock issuable under the Company's Amended and Restated 1994 Stock Incentive Plan from 2,750,000 to 3,750,000;

     (3) To transact any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on April 8, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Your attention is invited to the accompanying Proxy Statement.


                                        By Order of the Board of Directors


                                        Gregory M. Schmidt
                                        Secretary

April 14, 1997

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

                          LIN TELEVISION CORPORATION

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 14, 1997

                                 INTRODUCTION

GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of LIN Television Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 14, 1997, at 10:00 a.m., local time (the "Annual Meeting"), notice of which is attached hereto, and any adjournment or postponement thereof. The Annual Meeting is being held (1) consider and vote upon the election of ten (10) directors; (2) to approve an amendment increasing the number of shares of Common Stock issuable under the Company's 1994 Amended and Restated Stock Incentive Plan from 2,750,000 to 3,750,000; and (3) to transact any other business which may properly come before the meeting.

     The principal executive offices of the Company are located at Four Richmond Square, Providence, Rhode Island 02906. This Proxy Statement and the enclosed form of proxy will be sent to stockholders commencing on or about April 14, 1997.

RECORD DATE, VOTING RIGHTS, AND REVOCABILITY OF PROXIES

     The Board of Directors has fixed the close of business on April 8, 1997 (the "Record Date"), as the record date for the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At April 8, 1997, the Company had 29,770,812 shares of Common Stock issued and outstanding.

     Holders of Common Stock outstanding on the Record Date are entitled to one vote per share at the Annual Meeting. Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the stockholder's shares will be voted according to the recommendations of the Board of Directors of the Company (the "Board of Directors"). A majority of shares entitled to vote at the Annual Meeting present in person or represented by proxy represents a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and have no effect. Abstentions will count in the tabulations of votes cast on all proposals other than the election of directors, while broker non-votes are not counted in determining whether such proposals have been adopted.

     A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Annual Meeting in person, either by giving notice of revocation to the inspectors of election at the Annual Meeting or by voting at the Annual Meeting.

SPIN-OFF FROM LIN BROADCASTING CORPORATION

     The Company began operating as an independent publicly-held company on December 28, 1994, as a result of its spin-off (the "Spin-off") from LIN Broadcasting Corporation, a majority owned subsidiary of AT&T Corp. ("LIN Broadcasting"). Prior to the Spin-off, the Company operated as an indirect wholly-owned subsidiary of LIN Broadcasting. The Spin-off was effected by distributing the Company's Common Stock to LIN Broadcasting stockholders (the "Distribution").

                             PRINCIPAL STOCKHOLDERS

     Based upon filings with the Securities and Exchange Commission (the "SEC"), the following entities are known to the Company to beneficially own 5% or more of the Common Stock:


NAME AND ADDRESS                            SHARES BENEFICIALLY
OF BENEFICIAL OWNER                                OWNED              PERCENT
----------------------------------------  -----------------------     --------

AT&T Corp...............................        13,494,750 (1)(3)       45.4%
c/o AT&T Wireless Services, Inc.
5400 Carillon Point
Kirkland, Washington  98033

Massachusetts Financial Services Company         2,383,180               8.0%
500 Boylston Street
Boston, MA  02116

Cook Inlet Communications Corp..........         1,673,975 (2)(3)        5.6%
2525 C Street, Suite 500
Anchorage, Alaska  99509

Putnam Investments, Inc.................         1,634,295 (4)           5.5%
One Post Office Square
Boston, Massachusetts  02109

--------------
1. AT&T Corp. ("AT&T") holds its shares of Common Stock through its indirect wholly-owned subsidiary, MMM Holdings, Inc.

2. Cook Inlet Communications Corp. ("CICC") is an indirect wholly-owned subsidiary of Cook Inlet Region Inc.

3. As a result of the Stockholder's Agreement, each of AT&T and CICC may be deemed to share beneficial ownership of the shares held by the other; both AT&T and CICC, however, disclaim such beneficial ownership. See "Stockholders Agreement".

4. Based upon information contained in a Schedule 13G filed with the SEC by Putnam Investments, Inc. ("PI") on behalf of itself and Marsh McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. PI reports that it has sole voting power over 36,270 shares of Common Stock and shared investment power over 1,634,295 shares of Common Stock.


                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     The Board of Directors proposes that the ten nominees listed below be elected to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless contrary instructions are received, it is intended that the shares represented by proxies solicited on behalf of the Board of Directors will be voted in favor of the election as directors of all such nominees. If, for any reason, any such nominee is not available for election (which is not currently known or expected), the persons named in the proxy card have advised that they will vote for such substitute nominees as the Board of Directors may propose. The names and certain information relating to the ten nominees are as follows:



                                                                                                         FIRST
                                  POSITIONS WITH THE COMPANY, IF ANY, AND                              BECAME
     NOMINEE          AGE       PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS                           DIRECTOR
     -------          ---       --------------------------------------------                           --------

Gary R. Chapman        53       President of the Company since 1989 and Chief Executive                3/90
Director                        Officer since November 1994; past Joint Board Chairman of
(1)                             the National Association of Broadcasters and board member
                                of the Advanced Television Test Center.

Richard S. Bodman      58       Managing General Partner of AT&T Ventures since May                    5/96
Director                        1996; Senior Vice President Corporate Strategy &
(1)                             Development of AT&T from August 1990 to May 1996;
                                Director of TYCO International, Inc. and NHP, Inc.;
                                Director of Reed Elsevier, PLC.

Dennis J. Carey        50       Chairman of the Board of the Company since June 1996;                  11/94
Director                        Vice President and General Manager of Corporate
(1)                             Productivity and Chief Financial Officer of Mergers and
                                Acquisitions of AT&T since December 1996; Director of
                                Alestra since October 1996; Vice President and Chief
                                Financial Officer of International Operations of AT&T from
                                January 1996 to December 1996; Vice President Finance
                                and Audit of AT&T from February 1994 to December 1995;
                                Vice President and General Manager of International
                                Operations for General Electric Corporation's Appliance
                                Division from February 1992 to February 1994; Senior Vice
                                President and General Manager of General Electric
                                Capital's Leveraged Buyout Business prior to February 1992;
                                Director of LIN Broadcasting from 1994 to October
                                1995.



James D. Daniell       33         Chief Operating Officer and Vice President-Strategy and                     5/96
Director                          New Business Development, AT&T Networked Commerce
(1)                               Services since February 1997; Vice President-Electronic
                                  Messaging and New Business Development, Easy
                                  Commerce Services from November 1996 to February 1997
                                  Vice President-Corporate and New Business Development,
                                  AT&T, December 1995 to November 1996; Vice President-
                                  Strategy and New Business Development, AT&T Business
                                  Communications Services, April 1994 to December 1995;
                                  Vice President-Business Development & Strategic Relations
                                  of Bridge Builder Technologies, May 1993 to April 1994;
                                  Strategic Planning Director and Vice President of UNIX
                                  System Laboratories, March 1991 to May 1993.

Errol A. Harris        39         Assistant Treasurer-Global Cash and Risk Management for                     9/96
Director                          AT&T since June 1996; Assistant Treasurer-Risk
(1)                               Management and Administration and Assistant Treasurer-
                                  International Finance for AT&T from October 1994 to
                                  February 1996, from February 1992 to October 1994 served
                                  in various management positions with AT&T; Director of
                                  American Ridge Insurance Company since June 1996;
                                  Director of Affinity Credit Union since June 1988.

William G. Herbster    64         Financial consultant since 1987; Director of the Foundation                11/94
Director                          for Development of Polish Agriculture (Warsaw) and Small
(2)                               Enterprise Equity Funds of St. Petersburg and Nishny
                                  Novograd, Russian and Bulgaria; Member of the Directors
                                  Advisory Council, Manufacturers & Traders Trust
                                  Company; Director of LIN Broadcasting from 1976 to
                                  October 1995.

Roy M. Huhndorf        56         Chairman from 1995 to present, President from 1975 to                      12/94
Director                          January 1996 and Chief Executive Officer from 1975 to
(3) (4)                           December 1995, of Cook Inlet Region, Inc., whose principal lines of business consist of natural resources development, real estate  and communications; Director of National Bank of Alaska, and Alaska Federation of Natives.

Wilma H. Jordan        48         Co-Chairman of The Jordan, Edmiston Group, Inc., an                        11/94
Director                          investment banking and management consulting firm for
(2)                               publishing companies since 1992; President and CEO of
                                  The Jordan Group, Inc. from 1987 to 1992; Director of
                                  Guideposts Magazine,Inc. and Clayton Homes, Inc.;
                                  Director of LIN Broadcasting from 1987 to October 1995.

Richard W. Kislik      69         Publishing consultant since 1985; Director and Vice                        11/94
Director                          President of M. Evans & Co. Book Publisher, a publishing
(2)                               company; Director and Treasurer of Chelsea Green
                                  Publishing Co., a publishing company; Director of LIN
                                  Broadcasting from 1969 to October 1995.

Gary A. Swenson        53         General Attorney with AT&T since 1984; Attorney with                        5/96
Director                          AT&T from 1977 to 1983; Director of American Ridge
(1)                               Insurance Company since March 1996.



--------------
1. Nominated by AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.) ("AT&T Wireless") as a "designee" pursuant to a Stockholders Agreement. See "Stockholders Agreement."

2. Elected as an "Independent Director" under the terms of the Private Market Value Guarantee. See "Transactions between the Company and LIN Broadcasting- -Private Market Value Guarantee."

3. Elected as a Cook Inlet Communications Corp. ("CICC") designee pursuant to a Stockholders Agreement. See "Stockholders Agreement".

4. In 1993, CICC, of which Mr. Huhndorf was President and CEO, completed a reorganization under Chapter 11 of the U.S. Bankruptcy Code of 1978, as amended. CICC is an indirectly held subsidiary of Cook Inlet Region, Inc.


BOARD OF DIRECTORS' COMMITTEES AND MEETINGS

     During 1996 the Board of Directors held five meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors and the committees for which he or she served held during the period for which he or she has been a director.

     The Board of Directors has an Audit Committee, presently consisting of Messrs. Carey, Huhndorf, and Kislik. The Audit Committee met one time in 1996. The Audit Committee evaluates the services of the Company's independent auditors and reviews with management and the independent auditors the Company's system of internal controls.

     The Board of Directors also has a Compensation Committee, presently consisting of Ms. Jordan and Messrs. Huhndorf and Swenson, none of whom is employed by the Company. The Compensation Committee met eight times in 1996. The Compensation Committee determines the Company's compensation policies and acts on remuneration with respect to all employees, including executive officers.

     The Board of Directors also has a Retirement Benefit Plans Committee, presently consisting of Messrs. Harris, Herbster, and Huhndorf, which provides oversight to the Company's pension, 401(k) and Employee Stock Purchase plans. The Retirement Benefit Plans Committee met one time in 1996.

     Additionally, pursuant to the Private Market Value Guarantee Agreement, the Board of Directors has a Committee of Independent Directors currently consisting of Ms. Jordan and Messrs. Herbster and Kislik. The Independent Directors met sixteen times in 1996.

     The Board of Directors has no standing Nominating Committee, rather, the Board of Directors as a group serves as the Nominating Committee.

DIRECTOR COMPENSATION

     Outside directors are paid an annual retainer of $15,000 and an attendance fee of $1,000 for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors on which the director serves if a committee meeting is not held in conjunction with a Board of Directors meeting. Directors are also reimbursed for any travel expenses incurred in connection with such meetings.

     In addition, each Independent Director receives $1,500 for each meeting of the Independent Directors attended by him or her if such meeting is not held in conjunction with a full Board of Directors meeting or a Committee meeting of the Board of Directors, and $175 per hour for time spent preparing for such meetings and otherwise devoting attention to those matters requiring consideration by the Independent Directors.

     For services rendered in 1996 as a director of the Company, Ms. Jordan and Messrs. Bodman, Herbster, Huhndorf and Kislik received $46,000, $13,397, $42,538, $23,500 and $42,500 respectively.

     The Company also has a deferred compensation plan whereby all directors may defer all or a portion of the cash compensation received by them for their service as directors.

     The Company believes that it is important for directors to have a personal interest in the Company's success and for their interests to be aligned with those of stockholders. Pursuant to the Company's 1994 Nonemployee Director Plan, each director who is not employed by the Company, AT&T, AT&T Wireless, or LIN Broadcasting or any of their affiliates is automatically granted an option to purchase 10,000 shares of the Company's Common Stock upon such director's initial election. Commencing with the Company's 1995 Annual Meeting, each such director will automatically be granted an option to purchase 2,500 shares immediately following each Annual Meeting, unless such director was initially elected or appointed within six months of that meeting. Options granted under the 1994 Director Plan will be exercisable immediately on the date of grant and will have exercise prices equal to the fair market value of the Common Stock on the date of grant.

                               EXECUTIVE OFFICERS

The Executive Officers of the Company are:

NAME                         AGE  POSITION WITH THE COMPANY
----                         ---  -------------------------
Gary R. Chapman               53  President & Chief Executive Officer

James G. Babb, Jr.            65  Vice President - Industry Relations

Deborah R. Jacobson           37  Vice President - Corporate Development &
                                  Treasurer

Paul Karpowicz                43  Vice President - Television

Peter E. Maloney              42  Vice President - Finance

C. Robert Ogren, Jr.          53  Vice President - Engineering & Operations

Denise M. Parent              33  Vice President - Deputy General Counsel

Gregory M. Schmidt            47  Vice President - New Development, General
                                  Counsel & Secretary

     The following information describes the Executive Officers of the Company who are not also nominees for the Board of Directors.

JAMES G. BABB, JR. has been Vice President - Industry Relations since April 1996. Prior to such date, Mr. Babb was Chairman, CEO and President of Outlet Communications, Inc. (May 1991 to February 1996). Mr. Babb is the Chairman of Television Board of the National Association of Broadcasters.

DEBORAH R. JACOBSON has been Vice President - Corporate Development and Treasurer since February 13, 1995. Prior to such date, Ms. Jacobson was employed by the Bank of New York, where she served as Senior Vice President and Division Head (August 1992 to January 1995), Senior Vice President (September 1991 to July 1992), and Vice President and Group Head of the Western Division (prior to September 1991) of the Communications, Entertainment and Publishing Lending Division.

PAUL KARPOWICZ has been Vice President - Television of the Company since January 1994. Mr. Karpowicz served as General Manager of WISH-TV from July 1989 to July 1995.

PETER E. MALONEY has been Vice President - Finance of the Company since January 1995. Prior to such date, Mr. Maloney was employed by LIN Broadcasting as Vice President - Tax (June 1990 to December 1994) and as Director of Taxation and Financial Planning (January 1983 to June 1990). Mr. Maloney has been a Vice President of the Company since 1990.

C. ROBERT OGREN, JR. has been Vice President - Engineering and Operations of the Company since November 1990. Prior to such date, Mr. Ogren was Director of Engineering at WBAL-TV (June 1989 to October 1990) and was Director of Engineering for Freedom Newspapers, Inc. (June 1984 to May 1989).

DENISE M. PARENT has been Vice President - Deputy General Counsel since March 3, 1997. Prior to such date, Ms. Parent was employed by the Providence Journal Company, where she served as Senior Corporate Counsel (April 1996 to February
1997) and Corporate Attorney (April 1993 to April 1996) and was Corporate Associate at the law firm of Adler Pollock and Sheehan, Incorporated (August 1989 to April 1993).

GREGORY M. SCHMIDT has been Vice President - New Development, General Counsel, and Secretary since March 1, 1995. Prior to such date, Mr. Schmidt was a partner at the law firm of Covington & Burling (October 1984 to February 1995).


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding ownership of the Company's outstanding stock on March 1, 1997 by each Director, each nominee for Director and certain Executive Officers and by all nominees, Directors and listed Executive Officers as a group.

                                                         NUMBERS OF SHARES      SHARES UNDER
                                                          OF COMMON STOCK        EXERCISABLE             PERCENT OF
    NAME                                                 BENEFICIALLY OWNED      OPTIONS (1)               CLASS
    ----                                                 ------------------      -----------             ----------
Dennis J. Carey, Director, Chairman of the Board                      0                    0                 *
Gary R. Chapman, Director, President & CEO (2)(3)                12,551              209,360                 *
Richard S. Bodman, Director                                           0               10,000                 *
James D. Daniell, Director                                            0                    0                 *
Errol A. Harris, Director                                             0                    0                 *
William G. Herbster, Director (4)                                 1,740               15,000                 *
Roy M. Huhndorf, Director                                             0               15,000                 *
Wilma H. Jordan, Director                                           289               15,000                 *
Richard W. Kislik, Director                                       4,205               15,000                 *
Gary A. Swenson, Director                                             0                    0                 *
Paul Karpowicz, Vice President - Television (5)                   3,245               56,611                 *
Deborah R. Jacobson, Vice President - Corporate                   3,264               35,500                 *

    Development &  Treasurer
Peter E. Maloney, Vice President - Finance                        7,835               42,076                 *
C. Robert Ogren, Jr.,Vice President - Engineering &                 729               35,534                 *
    Operations
Gregory M. Schmidt, Vice President - New Development,             1,582               51,125                 *
    General Counsel &  Secretary

All directors and officers as a group (15 individuals)           35,440              500,206               1.8%

--------------
* Less than 1%

1. Includes shares issuable pursuant to options exercisable on March 1, 1997 or which become exercisable within 60 days of such date.

2. Mr. Chapman shares with his wife voting and investment power with respect to 26 shares of Common Stock.

3. Includes 200 shares held by Mr. Chapman's children.

4. Includes 1,740 shares held by Mr. Herbster's wife.

5. Includes 200 shares held by Mr. Karpowicz's children.

6. Certain officers and directors own shares of AT&T, but none owns shares representing more than 1% of AT&T.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned or paid, including deferred compensation, by the Company to the Chief Executive Officer of the Company (the "CEO") and the five other most highly compensated Executive Officers of the Company for services rendered for the years ended December 31, 1996, 1995 and 1994.

                                                                                                       LONG-TERM
                                                           ANNUAL COMPENSATION                        COMPENSATION
                                                           -------------------                        ------------
                                                                                             OTHER ANNUAL
                                                                                             COMPENSATION     OPTIONS/SARS
NAME AND PRINCIPAL POSITION                    YEAR            SALARY ($)        BONUS ($)      ($) (1)        (#) (2)(3)
---------------------------                    ----            ----------        --------       -------        ----------
Gary R. Chapman                                1996              $475,000         $146,250       $ 48,632         75,000
  President & CEO                              1995               475,000          134,000         24,978              0
                                               1994               475,000          150,000         33,016        350,000

Gregory M. Schmidt (4)                         1996              $310,000         $ 95,000       $ 21,764         39,500
  Vice President - New Development,            1995               251,539           85,000          8,526         90,000
  General Counsel & Secretary                  1994                     -                -              -              -

Paul Karpowicz                                 1996              $237,000         $150,000       $237,840         39,500
  Vice President - Television                  1995               230,000           85,000         27,672         90,000
                                               1994               155,000          109,000          5,304              0

Deborah R. Jacobson (4)                        1996              $175,000         $ 78,000       $ 11,400         29,000
  Vice President - Corporate Development       1995               150,385           75,000         34,228         70,000
  & Treasurer                                  1994                     -                -              -              -

Peter E. Maloney (5)                           1996              $145,000         $ 65,000       $  5,763         29,000
  Vice President - Finance                     1995               140,000           45,000        118,457         55,000
                                               1994                     -                -              -              -

C. Robert Ogren, Jr.                           1996              $140,000         $ 65,000       $  8,849         29,000
  Vice President - Engineering                 1995               122,000           40,000          6,636         55,000
  & Operations                                 1994               116,000           27,000          5,616              0

--------------
1. The amount set forth in Other Annual Compensation includes as to all Executive Officers the value of executive life and disability insurance and to most Executive Officers personal use of Company automobiles and non-qualified pension contributions. In addition, such amount includes relocation expenses of $16,669, $19,878 and $111,053 for Mr. Karpowicz, Ms. Jacobson and Mr. Maloney respectively in 1995 and $209,265 for Mr. Karpowicz in 1996. An additional $212,196 tax gross-up relocation payment is due to Mr. Karpowicz on April 15, 1997.

2. Mr. Chapman's 350,000 option grant in 1994 includes 150,000 "special grant" options which have a longer vesting period than normal options. The purpose of these additional options is to recognize the additional responsibilities assumed by Mr. Chapman as a result of the Spin-off of the Company and to provide the Company's executive group with a strong incentive to maximize stockholder value. Of the options granted to Messrs. Karpowicz, Maloney and Ogren in January 1995, "special grant" options accounted for 15,000, 10,000 and 10,000, respectively, of their option grants. Of the options granted to Ms. Jacobson in February 1995, "special grant" options accounted for 15,000 of her option grant. Of the options granted to Mr. Schmidt in March 1995, "special grant" options accounted for 15,000 of his option grant. The "special grant" options become exercisable in four equal annual installments beginning December 31, 1996.

3. The table excludes options granted to executive officers on January 2, 1997 as follows: 100,000 to Mr. Chapman, 47,000 each to Messrs. Karpowicz and Schmidt, and 35,000 each to Ms. Jacobson and Messrs. Maloney and Ogren.

4. Ms. Jacobson and Mr. Schmidt commenced employment with the Company on February 13, 1995 and March 1, 1995, respectively.

5. The table excludes compensation received by Mr. Maloney from LIN Broadcasting during 1994, as such compensation related to services rendered primarily to LIN Broadcasting rather than the Company in such year.


                   OPTION GRANTS DURING THE 1996 FISCAL YEAR

     The following table discloses for the CEO and the other named executives information on options granted during the 1996 calendar year.


                                 INDIVIDUAL GRANTS (2)(3)(4)
                                ---------------------------                                 POTENTIAL REALIZABLE VALUE
                              NUMBER OF    PERCENT OF TOTAL                                   AT ASSUMED ANNUAL RATES
                              SECURITIES     OPTIONS/SARS                                   OF STOCK PRICE APPRECIATION
                              UNDERLYING     GRANTED TO      EXERCISE OR                       FOR OPTION TERM (1)
                             OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION    ------------------------------
      NAME                     GRANTED       FISCAL YEAR      ($/SHARE)        DATE         5% ($)            10% ($)
     ------                  ------------   ------------     -----------    ----------    ------------------------------
Gary R. Chapman                 75,000          13.4%          $30.25         01/02/06       $1,426,805        $3,615,803

Gregory M. Schmidt              39,500           7.0%           30.25         01/02/06          751,450         1,904,323

Paul Karpowicz                  39,500           7.0%           30.25         01/02/06          751,450         1,904,323

Deborah R. Jacobson             29,000           5.2%           30.25         01/02/06          551,698         1,398,111

Peter E. Maloney                29,000           5.2%           30.25         01/02/06          551,698         1,398,111

C. Robert Ogren, Jr.            29,000           5.2%           30.25         01/02/06          551,698         1,398,111

--------------
1. The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% assumed rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing to $49.27 and $78.46, respectively, from a base price of $30.25.

2. All options granted to the Named Executive Officers, become exercisable in four equal annual installments beginning one year after the grant date and have an option term of ten years. In the event of a change in control, the Named Executive Officers may surrender their vested options to the Company in exchange for a cash payment. See - "Employment Contracts and Termination and Change in Control Arrangements."


                  AGGREGATE EXERCISES DURING FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

  The following table discloses, for the CEO and other named executives, individual exercises of options in the last fiscal year and the number and value of options held by such named executive at December 31, 1996.

                                                                                NUMBER OF SHARES           VALUE OF  UNEXERCISED
                      SHARES        OPTION      PRICE AT     VALUE           UNDERLYING UNEXERCISED             IN-THE-MONEY
                     ACQUIRED ON     PRICE      EXERCISE    REALIZED               OPTIONS AT                   OPTIONS AT
    NAME             EXERCISE (#)   SHARE ($)      ($)         ($)              FISCAL YEAR END (1)            FISCAL YEAR END
   -----             ------------   ---------   --------    ---------      ---------------------------   --------------------------

                                                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
                                                                           -----------   -------------   -----------  -------------
Gary R. Chapman            -             -              -           -        190,610         280,500     $3,558,464     $4,147,282

Gregory M. Schmidt         -             -              -           -         41,250          88,250     $  531,094     $1,101,656

Paul Karpowicz             -             -              -           -         46,736          89,221     $  800,938     $1,257,307

Deborah R. Jacobson    3,000        $30.25         $42.31     $38,187         28,250          67,750     $  399,000     $  813,000

Peter E. Maloney       1,506        $ 4.05         $33.63     $44,547         35,827          61,062     $  713,709     $  862,594

C. Robert Ogren, Jr.       -              -             -           -         28,283          59,702   $  485,492      $  832,335

--------------
1. Messrs. Chapman, Karpowicz, Maloney and Ogren hold options with respect to shares of AT&T Corp. common stock received as compensation from LIN Broadcasting prior to the Spin-off, which amounts are not reflected in the above chart.

RETIREMENT PLANS

     The Company maintains a defined benefit retirement plan (the "Pension Plan") and a defined contribution plan (the "401(k) Plan"), each of which covers certain employees of the Company and its subsidiaries. On December 31, 1992, the Company amended the Pension Plan to provide, in part, that, effective January 1, 1993, any employees treated by the Company as employed by a component of the Company that maintains an Internal Revenue Code (the "Code") Section 401(k) plan providing for employer-matching contributions are no longer eligible to participate in, or accrue benefits under the Pension Plan. Employees at stations WTNH-TV and WIVB-TV participate in a matching 401(k) Plan. After retirement from or other termination with the Company, however, any employee who was participating in the Pension Plan as of December 31, 1992, will be entitled to receive monthly payments under the Pension Plan based on his or her average compensation and years of credited service as of December 31, 1992, provided that he or she completes five years of vesting service with the Company after attaining age 17. Such payments begin at age 65, subject to the employee's election to terminate his or her employment and receive reduced monthly payments beginning at any time between ages 55 and 65.

     The following table shows the estimated annual retirement benefits payable under the Pension Plan and the Company's Supplemental Benefit Retirement Plan as an annuity for life upon normal retirement for specified compensation and years of credited service classifications, assuming retirement at age 65 on December 31, 1995. Benefits are computed by multiplying (i) 1.25% of the employee's average annual compensation (salary and bonus, excluding options gains and benefits or payments received under any other benefit plan for the three consecutive years producing the highest average) times (ii) the employee's number of years of credited service, up to a maximum of 32 years. Sections 401(a)(17) and 415 of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan such as the Pension Plan. As permitted by the Employee Retirement Income Security Act of 1974 ("ERISA"), the Company's Supplemental Benefit Retirement Plan authorizes the payment out of the Company's general funds of any benefits calculated under the provisions of the Pension Plan that may be above the limits of Sections 401(a)(17) and 415 of the Code.

                               PENSION PLAN TABLE


THREE-YEAR
AVERAGE ANNUAL
COMPENSATION               YEARS OF CREDITED SERVICE
------------  ------------------------------------------------------
              10        15        20        25        30        32
              --        --        --        --        --        --
$70,000    $ 8,750  $ 13,135  $ 17,500  $ 21,875  $ 26,250  $ 28,000
100,000     12,500    18,750    25,000    31,250    37,500    40,000
150,000     18,750    28,175    37,500    46,875    56,250    60,000
200,000     25,000    37,500    50,000    62,500    75,000    80,000
300,000     37,500    56,250    75,000    93,750   112,500   120,000
400,000     50,000    75,000   100,000   125,000   150,000   160,000
500,000     62,500    93,750   125,000   156,250   187,500   200,000
750,000     93,750   140,625   187,500   234,375   281,250   300,000

     As of December 31, 1996, Mr. Chapman had eight years of credited service under the Pension Plan, Mr. Karpowicz had seven and 1/2 years, and Mr. Ogren had seven years of credited service, Mr. Maloney had twelve years, and Ms. Jacobson and Mr. Schmidt each had one and 3/4 years. Mr. Karpowicz's several years of employment with the Company in the late 1970's do not qualify as years of credited service under the terms of the Pension Plan. Benefit amounts under the Pension Plan are not subject to any deduction for Social Security benefits or other offset amounts. Under the Pension Plan in effect prior to the Spin-off, in the event of a change-in-control of the Company (as defined in the Pension
Plan), the accrued benefit of each active participant at the time of the change-in-control would be increased by a predetermined factor (based on the recipient's age) to the extent that the plan assets exceeded plan liabilities immediately prior to the change-in-control. AT&T Wireless's acquisition of approximately 52% of LIN Broadcasting common stock on March 5, 1990 and the merger of AT&T Wireless into an AT&T subsidiary on September 19, 1994 each constituted a change-in-control under the Pension Plan. The September 19, 1994 change-in-control did not cause an increase in participant's benefits. The 1990 change-in-control increased participant's benefits, but had no impact on any of the Company's executive officers, other than Mr. Maloney, because their benefits under the Pension Plan's normal formula exceeded any benefits under the Pension Plan's change-in-control provisions. Mr. Maloney's minimum pension benefit was increased to $38,144 as a result of the change in control, which exceeds his benefit calculated under the Plan's normal formula.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH MR. CHAPMAN. The Company has an employment agreement with Mr. Chapman. The employment agreement provides for (i) a term that ends on December 31, 1999, (ii) a minimum base salary of $475,000, and
(iii) a target bonus of at least $150,000. The agreement also provides for option grants, participation in certain of the Company's benefit programs, additional severance benefits upon termination without cause, and the vesting of unvested options in the event of certain changes in control of the Company.

     SEVERANCE COMPENSATION AGREEMENTS.  The Company has entered into Severance
Compensation Agreements with   Mr. Chapman and the other named executive
officers of the Corporation. Under such agreements, if employment is terminated other than for cause (as defined in the Severance Compensation Agreements), the employee is entitled to certain severance benefits in addition to any compensation otherwise payable. Such severance benefits include a lump sum payment designed to provide the equivalent to the sum of (i) an amount equal to two times the employee's annual base salary on the Date of Termination (as defined); (ii) an amount equal to two times the bonus compensation paid to the employee with respect to the last complete fiscal year; and (iii) the present value as of the Date of Termination, of the sum of (a) all benefits which have accrued to the employee but have not vested under the LIN Television Corporation Retirement Plan as of the Date of Termination and (b) all additional benefits which would have accrued to the employee under the Retirement Plan if the employee had continued to be employed by the Company on the same terms the employee was employed on the Date of Termination from the Date of Termination to the date twelve months after the Date of Termination. In addition to such cash payments, the employee is entitled to (i) life, health and disability and accident insurance benefits substantially similar to those which the employee was receiving prior to the Notice of Termination (or, if greater, immediately prior to a Change in Control, as defined) for a period of two years; (ii) acceleration of all stock options granted under the Company's stock option plans, and (iii) the right within one year following the later of the Change in Control or the exercise of each stock option to sell to the Company shares of Common Stock that have been acquired upon the exercise of stock options at a price equal to the average market price of the Common Stock for the 30-day period prior to the change in control.

     1994 STOCK INCENTIVE PLAN AND ADJUSTMENT STOCK INCENTIVE PLAN. Pursuant to the 1994 Stock Incentive Plan and the Adjustment Stock Incentive Plan (which applies to options issued as a result of the Spin-off), in the event of a change in control of the Company (as defined in the 1994 Plan), other than certain transactions with AT&T Wireless and certain transactions pursuant to the Private Market Value Guarantee ("PMVG"), officers of the Company who are subject to
Section 16 of the 1934 Act may surrender vested options in exchange for a cash payment by the Company. The amount of the cash payment per share is determined by taking the difference between the exercise price of the shares covered by the options so surrendered and the greater of (i) the highest market price of the Common Stock during the 90-day period prior to the day of surrender and (ii) the highest price paid to any stockholder of the Company in the transaction or group of transactions resulting in the change in control. Unvested options outstanding on August 14, 1993 vested on October 3, 1995, the date on which AT&T Wireless closed the acquisition of all of the shares of LIN Broadcasting common stock not then owned by AT&T Wireless. In addition, unvested options granted after August 14, 1993 to persons who prior to the Distribution were officers in LIN Broadcasting subject to Section 16 of the Exchange Act or certain other corporate officers of LIN Broadcasting will vest if the optionee's employment is terminated under certain circumstances.

REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION

     INTRODUCTION. This report is submitted by the Compensation Committee. The duties of the Compensation Committee include approval of salary and other compensation policies and remuneration arrangements, as well as administering the Company's Amended and Restated 1994 Stock Incentive Plan, with respect to all Company employees.

     COMPENSATION PHILOSOPHY. The Compensation Committee's policy with respect to executive officer compensation is to establish base salaries and annual incentive bonus opportunities and to grant equity based incentives such as stock options which, in the judgment of the Compensation Committee, enable the Company to attract, retain and reward key management personnel who possess the abilities and experience necessary to implement the Company's objectives and to create incentives for high levels of individual performance, consistent with the attainment of the financial goals and the best interests of the Company. The Compensation Committee also recognizes that such compensation and incentives must be at a level which are competitive with or superior to those provided to executives holding comparable positions in the broadcast industry.

     The Company bases its compensation policies on the belief that its employees, including its executive officers, are largely responsible for the Company's success. In administering the Company's compensation policies, the Compensation Committee sets various objectives and rewards employees for their contributions which positively affect the overall success of the Company by providing leadership, strategic planning and development and involvement in the industry. In addition to rewarding employees for current or past contributions, it is also recognized by the Compensation Committee that the Company must provide long-term incentives which are sufficient to motivate its executive officers to remain with the Company over time and to manage the Company for long-term growth. Such long-term incentives, in the form of non-qualified or incentive stock options, also help to align the interests of the executive officers with those of the stockholders. Additionally, the Compensation Committee provides incentives for executives to achieve corporate and individual performance goals, thus ensuring that compensation levels are properly aligned with the Company's business strategy and operating performance.

     COMPONENTS OF THE COMPENSATION PROGRAM. The Company compensated its executive officers during 1996 through a combination of base salaries, year-end cash bonuses, and stock option grants. A key component of the Company's compensation package are grants of stock options which provide a significant long-term incentive for executive officers not only to remain with the Company over time but to manage the Company for long-term growth, thereby aligning their interests with those of its stockholders.

     Base salaries are set by evaluating such variables as the employee's relative responsibilities, expertise, past year's compensation, and past year's performance. Base salaries are also set so as to be competitive in the industry and to attract and retain key personnel. The performance of eligible executives is also rewarded through annual bonuses. Year-end bonuses are determined by the Compensation Committee after considering factors including the Company's overall revenue growth, broadcast cash flow, and audience ratings for such year. The

Compensation Committee evaluates each executive's performance by reviewing his or her contribution to the long-term health and growth of the Company. Factors used by the Compensation Committee in determining stock option grants relate to the Company's financial performance and include revenue growth, broadcast cash flow, audience ratings for such year and the contributions of each executive officer to such results. Stock option awards are not made to any employee who has not performed satisfactorily. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. The Company does not have a target equity ownership level for its officers; however, it encourages such ownership for its employees in general.

     Base salary and year-end bonus for Mr. Chapman, the Company's Chief Executive Officer, is tied to both the foregoing financial performance factors and to certain subjective factors determined by the Compensation Committee.
For the 1996 year, Mr. Chapman received a base salary of $475,000 and a bonus of $146,250. Mr. Chapman's base salary has remained at the same level since 1994, with a larger portion of his compensation targeted to annual bonus and stock option grants. The Compensation Committee set a target bonus for Mr. Chapman at the beginning of 1996 based upon the Company achieving operating cash flow targets and certain subjective factors relating to Mr. Chapman's performance, including providing leadership, oversight and direction to the Company's management team, continuing to be a strong advocate of public policy that advances the interests of the Company and the broadcast industry and providing an ongoing, articulate and highly focused vision for the Company.

     Mr. Chapman received a non-qualified option to purchase 75,000 shares of Common Stock in January 1996, which grant was made by the Committee in respect of the results of the Company in 1995. The Committee made option grants in respect of the Company's 1996 results in January 1997 to executive employees, including the grant to Mr. Chapman of a non-qualified option to purchase 100,000 shares of Common Stock based on the Company achieving operating cash flow targets and the subjective criteria discussed above.

     Compensation payments in excess of $1 million to the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code. The Company's Amended and Restated 1994 Stock Incentive Plan has been drafted to qualify options for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

                                    COMPENSATION COMMITTEE

                                    Roy M. Huhndorf
                                    Wilma H. Jordan
                                    Gary A. Swenson

STOCKHOLDERS AGREEMENT

     The Company, AT&T Wireless and CICC have entered into a Stockholders Agreement pursuant to which the parties have agreed to take all necessary action to cause the Board of Directors to consist of 10 members, six of whom will be designed by AT&T Wireless, one of whom will be designed by CICC and three of whom will be the Independent Directors nominated in accordance with the PMVG. The Stockholders Agreement provides that, if a director designated by AT&T Wireless or CICC ceases to serve on the Board of Directors at a time when the entire Board of Directors is not being elected, the party that designated such director shall designate a replacement director as soon as practicable, and, in the event of the resignation, withdrawal or removal of any Independent Director, AT&T Wireless will as soon as practicable nominate another individual, selected by a majority of the remaining Independent Directors and otherwise in accordance with the terms of the PMVG to serve as an Independent Director. The Stockholders Agreement also provides that a party that designated or nominated a director subject to the terms of the PMVG (in the case of an Independent Director), may have such director removed from the Board of Directors by notifying the other parties, who shall cast all the votes they are entitled to vote and otherwise cooperate to remove such director from the Board of Directors as soon as practicable. AT&T Wireless's right to designate six directors will cease at any time that its beneficial ownership of the outstanding Company's Common Stock is less than 25%. Likewise, CICC's right to designate one director will cease upon its becoming the beneficial holder of less than 3.5% of the outstanding Common Stock.

     As a result of the Stockholders Agreement and the ownership of Common Stock by AT&T Wireless and CICC, the Company's public stockholders will be unable to elect, or defeat the election of, any of the Company's directors (other than the Independent Directors under certain circumstances pursuant to PMVG), amend or prevent the amendment of the Company's Restated Certificate of Incorporation, effect or prevent a merger, sale of assets or other corporate transaction (other than in accordance with the PMVG), or cause the Company to accept any hostile bid that would result in a takeover of the Company.

STOCK PRICE PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq (US) Index and the Paul Kagan Associates, Inc. Broadcast Average over the period commencing December 15, 1994 (the date that the Company's Common Stock began trading on a "when issued" basis) and ending on December 31, 1996. The chart assumes an investment of $100.00 on December 15, 1994, a reinvestment of dividends and actual increase of the market value of the Company's Common Stock relative to an initial investment of $100.00.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG LIN TELEVISION CORPORATION, NASDAQ (US) INDEX,
             AND THE PAUL KAGAN ASSOCIATES, INC. BROADCAST AVERAGE

                                15 DEC 1994  31 DEC 1994  31 DEC 1995  31 DEC 1996

LIN Television Corporation         $100.00      $103.41      $135.23      $192.05

Paul Kagan Associates, Inc.        $100.00      $104.64      $145.12      $172.85
Broadcast Average

Nasdaq (US) Index                  $100.00      $102.91      $148.89      $183.27


                              CERTAIN TRANSACTIONS

TRANSACTIONS BETWEEN THE COMPANY AND LIN BROADCASTING

     TAX ALLOCATION AGREEMENT. LIN Broadcasting and the Company have entered into a tax allocation agreement that provides for the allocation of tax liabilities and benefits between the two companies. No amounts are due under this Agreement.

     CONSULTING AGREEMENT AND RIGHT OF FIRST REFUSAL. The Company and certain subsidiaries of LIN Broadcasting have entered into a consulting agreement pursuant to which the Company will provide consulting services to station WOOD-TV and a station affiliated with WOOD-TV under a Local Marketing Agreement (station WOTV-TV) upon the request of such stations. The Company will receive $250,000 per year, plus expenses. The consulting agreement is cancelable upon six months' notice. In addition, the Company and LIN Broadcasting have entered into a Right of First Refusal Agreement, pursuant to which the Company will receive notice of any offers to purchase WOOD-TV; the Company will then have the right to purchase such assets at the offered price. The Right of First Refusal Agreement has a term ending on September 28, 1998.

     PRIVATE MARKET VALUE GUARANTEE. The Company has entered into the PMVG with AT&T Wireless that places certain obligations on AT&T Wireless for the benefit of the Company's stockholders other than AT&T Wireless and its affiliates. Pursuant to the PMVG, AT&T Wireless may, under certain circumstances and subject to approval by the Company's stockholders (other than AT&T Wireless), offer to acquire the remaining publicly owned shares of Common Stock in 1998 for their "private market value", as then determined pursuant to an appraisal process. There is no assurance that AT&T Wireless will agree to acquire the shares of the Company for private market value. If AT&T Wireless does not offer to acquire such remaining shares, the Company will be offered for sale in its entirety in a manner intended to maximize stockholder value. The PMVG remains in effect as long as AT&T Wireless and its affiliates beneficially own in the aggregate at least 25% of the Company's Common Stock or AT&T Wireless' designees constitute a majority of the Company's Board of Directors. There is no assurance that the Company will be sold in its entirety or, if sold, that the consideration obtained will be considered favorable by holders of Common Stock.

OTHER TRANSACTIONS

     AT&T ADVERTISING. Subsidiaries of AT&T have purchased advertising time from the Company's stations in arm's length transactions at fair market value and at the stations' prevailing advertising rates in effect at the time of the transactions. The amount of AT&T and AT&T Wireless purchases (including purchases by AT&T Wireless for periods prior to the merger of AT&T Wireless and AT&T) were $1,790,594, $1,053,138 and $1,521,704 in 1996, 1995 and 1994,
respectively.

     STOCKHOLDERS AGREEMENT. The Company has entered into a Stockholders Agreement with AT&T Wireless and CICC. See - "Stockholders Agreement".

     EMPLOYEE LOANS. In January 1995, the Company loaned $350,000 to Peter E. Maloney, an executive officer of the Company, in connection with his relocation to the Company's headquarters in Providence, Rhode Island. The loan was made interest free and was repaid to the Company by Mr. Maloney in August 1995, net of relocation costs (see footnote 1 to Summary Compensation Table). In June 1995 the Company loaned $450,000 to Paul Karpowicz, an executive officer of the Company, in connection with his relocation to the Company's headquarters in Providence, Rhode Island. The loan was made interest free and was repaid to the Company by Mr. Karpowicz in December 1996, net of relocation costs (see footnote 1 to the Summary Compensation Table). In December 1996 the Company advanced to each of Ms. Jacobson and Mr. Schmidt the salary due for the first quarter of 1997.

     DEFERRED COMPENSATION. Certain of the Company's directors and executive officers have elected to defer a portion of their directors fees and compensation. Deferred amounts are held in trust, subject to the general creditors of the Company, and invested as requested by the participants subject to the terms of the Deferred Compensation Plan.

        AMENDMENT TO THE AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

     The Company's Amended and Restated 1994 Stock Incentive Plan (the "1994 Plan") became effective immediately prior to the Spin-off with 2,750,000 shares reserved for issuance. The Company made grants in each of 1994, 1995, 1996 and 1997 of options to purchase were 550,000, 714,600, 561,311 and 650,000 shares of Common Stock, respectively. As of April 1, 1997, options to purchase 2,398,244 shares were outstanding and there were 512,316 shares available for future grant. On March 5, 1997, the Board of Directors voted to approve and adopt an amendment to the 1994 Plan increasing the maximum number of shares available for issuance thereunder from 2,750,000 to 3,750,000 shares of Common Stock. The Board of Directors' primary reason for the amendment was to enhance the Company's ability to retain and motivate key employees by having available equity based incentive awards.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     Although the 1994 Plan was not approved by the Company's stockholders after the Company became a publicly-traded entity as a result of the Spin-off, options granted under the 1994 Plan complied with Section 162(m) pursuant to a transition rule implementing Section 162(m). With the submission of this amendment to the Company's stockholders, the transition rule expires at the Annual Meeting. To comply with Section 162(m) after the Annual Meeting, the amendment and the continuance of the 1994 Plan, as so amended, must be approved by the stockholders. Accordingly, a vote for approval of the amendment will also approve the continuation of the 1994 Plan. If the Company's stockholders do not vote to continue the 1994 Plan, the Company will not grant any further options under the 1994 Plan.

SUMMARY OF THE 1994 PLAN

     The purpose of the 1994 Plan is to enable the Company to attract and retain persons of ability as officers and key employees of the Company and its subsidiaries and Company directors who are not members of the Compensation Committee ("Eligible Directors"), and motivate them to exert their best efforts on behalf of the Company and its subsidiaries by providing additional performance incentives to persons selected by the Compensation Committee, which will administer the 1994 Plan. A copy of the 1994 Plan is available to Stockholders upon request to the Company's Headquarters at One Richmond Square, Suite 230E, Providence, Rhode Island, 02906.

     The 1994 Plan combines the features of a stock option plan, a stock appreciation rights plan, a restricted stock plan and a performance unit plan. The 1994 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants. While stock options, stock appreciation rights ("SARs") and restricted stock awards reward participants based on the appreciation in the market price of the Common Stock from the date of grant to the date of exercise or maturity, the performance unit element is designed to motivate employees and reward them for achievement of specified significant measures of performance over extended periods of time.

     If any option or SAR granted under the 1994 Plan should expire or terminate for any reason without having been exercised in full, if any SAR is exercised for cash or if any restricted stock award is forfeited pursuant to the terms thereof, the unpurchased or forfeited shares will again be available for the purposes of the 1994 Plan. Under the 1994 Plan, the Compensation Committee is authorized to permit optionees to surrender outstanding options in exchange for the grant of new options or require optionees to surrender outstanding options as a condition precedent to the grant of new options; in either such event, the number of shares covered, the option price, the option period and the other terms and conditions of the new options may be different from the surrendered options.

     Administration and Eligibility to Receive Awards. The 1994 Plan is administered by the Compensation Committee of the Board of Directors. Officers, key employees and Eligible Directors of the Company selected by the Compensation Committee are eligible to receive awards under the 1994 Plan. The type of grants that may be awarded under the 1994 Plan is within the discretion of the Compensation Committee. During each fiscal year of the Company, no officer or employee may be granted awards for more than 150,000 shares of Common Stock, except that the Company may make an additional one-time grant of up to 400,000 shares to a newly hired or elected individual.

     Terms and Conditions of Stock Option Grants. The Compensation Committee is authorized under the 1994 Plan, in its discretion, to issue options under the 1994 Plan as "incentive stock options" (as defined in Section 422 of the Code) or as "nonqualified stock options" (defined in the 1994 Plan as being all other options granted thereunder). The option price for each option granted under the 1994 Plan will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of the Common Stock on the date of grant, except that (i) the Compensation Committee may specify that the exercise price of a nonqualified stock option will be the average fair market value of the Common Stock over a period not exceeding 30 days preceding or following the grant date and (ii) the Compensation Committee may grant nonqualified options with below-market exercise prices to newly hired employees at the time they are hired. For purposes of the 1994 Plan "fair market value" means the average of the high and low sale prices of the Common Stock for the period in question as quoted on the Nasdaq National Market. No cash consideration will be paid to the Company by optionees for the granting of any option.

     Upon exercise, the option price is to be paid in full in cash, or to the extent permitted by the Compensation Committee, in Common Stock owned by the optionee for at least six months and having a market value on the date of exercise equal to the aggregate option price, or a combination of both. Each option will have a term of not more than 10 years from the date of grant, and may be exercisable in installments as prescribed by the Compensation Committee in the option grant.

     If an optionee's employment is terminated other than by reason of death, normal retirement or disability, the optionee may exercise the option at any time within one year after such termination (but not after the expiration date of the option) to the extent of the number of shares purchasable at the date of termination of employment. If an optionee's employment is terminated for cause, the option will automatically terminate on the date of first notification to the optionee of such termination, unless the Compensation Committee otherwise determines.

     If the optionee's employment is terminated because of normal retirement, the optionee may exercise such option at any time prior to expiration of the option, to the extent of the number of shares purchasable at the date of termination of employment. If an optionee's employment is terminated because of disability, the optionee may exercise such option at any time prior to expiration of the option to the extent of the remaining shares covered by such option, whether or not such shares had become purchasable by the optionee at the date of termination of employment. If an optionee dies while the optionee is employed by the Company or while such option is otherwise outstanding, the option may be exercised by the optionee's beneficiary or legal representative at any time within a period of one year after the optionee's death, but not after the expiration of the option, to the extent of the remaining shares covered by the option, whether or not such shares had become purchasable by the optionee at the date of the optionee's death. If an optionee's death occurs during the one-year period following termination of the optionee's employment or following termination of employment by reason of normal retirement or disability, such option (unless such termination is for cause) may be exercised by the optionee's beneficiary or legal representative, but only to the extent of the number of shares purchasable by the optionee pursuant to the provisions of the option at the date of termination of the optionee's employment. To qualify for incentive stock option treatment, an option must be exercised within three months after the date of termination of employment, except that the option may be exercised for one year after termination of employment due to disability.

     Stock Appreciation Rights. The Compensation Committee is authorized under the 1994 Plan to grant SARs to eligible participants. An SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted (the "base price").

     The Compensation Committee may grant an SAR separately or in tandem with a related option. An SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability, and the base price of such an SAR will generally be equal to the option price under the related option. Upon the exercise of a tandem

SAR, the related option will be deemed to be exercised for all purposes of the 1994 Plan and vice versa.

     An SAR granted separately, not in tandem with any option, will have such terms as the Compensation Committee may determine, subject to the provisions of the 1994 Plan, Under the 1994 Plan the base price of a stand-alone SAR will be determined by the Compensation Committee as in the case of a nonqualified stock option; the term of a stand-alone SAR may not be greater than 10 years from the date it was granted. A stand-alone SAR may be made exercisable only following a "change in control" (as defined below).

     Unless otherwise provided by the Compensation Committee at the time of the grant, the provisions of the 1994 Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of an SAR.

     Restricted Stock Awards. The Compensation Committee is authorized under the 1994 Plan to issue restricted shares of Common Stock to eligible participants. The consideration received for such shares by the Company is cash in an amount equal to the par value thereof and the participant's past services. The recipient of restricted stock will be recorded as a stockholder of the Company and will have, subject to the restrictions described below, all the rights of a stockholder with respect to such shares and will receive all dividends or other distributions made or paid with respect to such shares subject to the restrictions set forth below.

     During a period following the date of grant, determined by the Compensation Committee, which in no event will be less than one year (the "Restricted Period"), the restricted stock may not be sold encumbered or otherwise disposed of by the recipient, except in the event of the recipient's death or the transfer of the restricted stock to the Company upon termination of the recipient's employment. If a recipient retires or dies during the Restricted Period, the restrictions on the shares will immediately lapse. If the recipient's employment by the Company terminates during the Restricted Period for any reason other than the recipient's retirement or death, the shares of restricted stock held by the recipient will be forfeited to the Company and the recipient must immediately transfer and return the certificates for the restricted stock to the Company.

     Performance Unit Awards. The Compensation Committee is authorized under the 1994 Plan to grant performance units to eligible participants. Performance units awarded under the 1994 Plan will have a base value, expressed in dollars, determined by the Compensation Committee on the day on which the award is granted, which generally will be the fair market value of the Common Stock on such day. This value is the "unit base value." The actual amount paid to the recipient by the Company when the award matures at the end of the award cycle will depend on the achievement of cumulative performance measures. These measures will be determined by the Compensation Committee at the time the award is made and may include cumulative targets with respect to earnings per share or pretax profits, return on stockholders' equity, asset management, cash flow or return on capital employed of the Company and/or one of its subsidiaries, divisions or departments. The Compensation Committee will also determine the length of the award cycle (which may not be less than three years), a payment schedule and whether the payment will be made in cash, Common Stock or a combination of both. The payment schedule will provide a range of percentages of the unit base value that will be payable to the participant in the event that cumulative targets, of varying amounts are achieved.

     In instances where performance measures are not achieved, no award will be payable. The Compensation Committee has discretion under the 1994 Plan to apply performance measures on an absolute basis or relative to industry indices and conclusively determine whether the measures have been achieved, as well as to revise the payment schedules and performance measure formerly determined by it if, in its judgment, significant economic or other changes have occurred that were not foreseeable by the Compensation Committee when it set the initial measures.

     A performance unit award will terminate if the participant does not remain in the employ of the Company during the award cycle, except as the Compensation Committee otherwise determines, and except in the case of death, normal retirement or disability occurring after the first anniversary of the grant date of the award, in which event, if the performance measure is met, a pro rata portion of the award will be paid based on the elapsed time of the award cycle prior to death, retirement or disability.

     No payment of a performance unit award will be made prior to the end of an award cycle, except as the Compensation Committee otherwise determines and except in the case of death, in which event the participant's beneficiary or legal representative may elect, subject to the Compensation Committee's approval, to have the participant's pro rata portion of the award paid at the end of the year in which death occurred.

     Transferability. The participant's rights under stock options, SARs and performance units may not be assigned or transferred except by will or the applicable laws of descent and distribution or to a designated beneficiary, except that nonqualified stock options, SARs and performance units may be transferred, at the sole discretion of the Compensation Committee.

     Capital Adjustments. In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, or other similar changes in capitalization, or any distribution to stockholders other than cash dividends, the Compensation Committee, in its sole discretion, may make any adjustments it determines to be appropriate in the outstanding awards granted under the 1994 Plan.

     Change in Control. Pursuant to the 1994 Plan, upon a change in control of the Company, each outstanding option and SAR will automatically become exercisable in full for the total remaining number of shares covered thereby. Also, all restrictions on shares of restricted stock will lapse upon a change in control, and performance units will be paid pro rata to the date of a change in control and all amounts otherwise deferred to the Company and any employee in connection with performance units will be distributed. In addition, upon a change in control, in the Compensation Committee's sole discretion, an optionee who is an officer subject to Section 16 of the Exchange Act may surrender vested options in exchange for a cash payment by the Company. The amount of the cash payment per share is determined by taking the difference between the exercise price of the shares covered by the options so surrendered and the greater of (a) the highest market price of the Common Stock during the 90-day period prior to the date of surrender and (b) the highest per share price paid to any stockholder of the Company in the transaction or group of transactions resulting in the change in control. Such options may be surrendered during a 90-day period following the later of the change in control or any waiting periods arising in connection with the change in control under Section 16 of the Exchange Act or with respect to any pooling-of-interest accounting.

     A "change-in-control" is defined in the 1994 Plan as (a) a change in the Board of Directors such that a majority of the seats on the Board of Directors are occupied by individuals who were not (i) designated by AT&T Wireless or CICC pursuant to the Stockholders Agreement ("Designated Directors"), (ii) nominated by a majority of the Incumbent Directors of the Company then in office ("Incumbent Directors" are directors of the Company who are Designated Directors or who were either nominated by a majority of the directors of the Company or appointed by directors so nominated), or (iii) appointed by directors so nominated, (b) the acquisition by any person (other than AT&T Wireless or an AT&T Wireless successor under the PMVG (an "AT&T Wireless Successor"), the Company, or a Company employee benefit plan) of 30% or more of the combined voting power of the Company's then-outstanding securities or by AT&T Wireless or an AT&T Wireless Successor of 80% or more of such voting power, or (c) the approval by the stockholders of the Company of a complete liquidation, dissolution, sale of substantially all of the Company's assets or a consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger.

     Notwithstanding the foregoing, if (a) the change in control results in the consolidation or merger of the Company with AT&T Wireless (including a AT&T Wireless Successor) or a AT&T Wireless subsidiary and AT&T Wireless or a AT&T Wireless subsidiary is the surviving company or (b) AT&T Wireless or a AT&T Wireless subsidiary becomes the beneficial owner of 80% or more of the combined voting power of the Company's stock (other than pursuant to a Private Market Sale, as defined in the PMVG), each outstanding option will be converted into an option to purchase a number of shares of AT&T Wireless's Common Stock (or the shares of AT&T Wireless's ultimate publicly traded parent) determined by multiplying the number of unexercised outstanding options by a fraction, the numerator of which is the fair market value of a share of Common Stock and the denominator of which is the fair market value of a share of AT&T Wireless's Common Stock on the date of the change in control. The option price for AT&T Wireless's Common Stock will be equal to the exercise price of the option multiplied by a fraction, the numerator of which is the fair market value of a share of AT&T Wireless's Common Stock and the denominator of which is the fair market value of a share of Common Stock on the date of the change in control.
If a change in control results from a Private Market Sale, upon a vote by a majority of the Independent Directors, each outstanding option will be converted into an option to purchase the common stock of the ultimate parent of the acquiring entity if such stock is publicly traded. If the Independent Directors do not approve the conversion, the Company has the right to cancel each such option in exchange for a payment in cash equal to the excess of the purchase price of stock in the Private Market Sale over the exercise price of such option.

     Amendment and Termination. The 1994 Plan may be terminated, modified or amended by the stockholders of the Company. The Board of Directors may also terminate the 1994 Plan, or modify or amend it, subject to stockholder approval in certain instances, as set forth in the 1994 Plan. No awards may be granted under the 1994 Plan after November 21, 2004.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1994 Plan and with respect to the sale of Common Stock acquired upon the exercise of options under the 1994 Plan.

     INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises of a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     TAX CONSEQUENCES TO THE COMPANY

     The grant of an option under the 1994 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired upon exercise of such an option under the 1994 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1994 Plan, including as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitation of Section 162(m) of the Code. The Company will have a withholding obligation with respect to ordinary compensation income recognized by participants with respect to nonstatutory stock options under the 1994 Plan who are employees or otherwise subject to withholding.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1994 PLAN.


                               OTHER INFORMATION

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in this Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

STOCKHOLDERS PROPOSALS FOR THE 1998 ANNUAL MEETING

     In order to be eligible for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Stockholders, any stockholder proposal, including nominations for director, to take action at such meeting must be received at the Company's principal executive offices by December 29, 1997.

PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. In addition, Corporate Investor Communications, Inc. will assist in the solicitation of proxies for a fee not to exceed $3,500. The Company will reimburse brokers, custodians, and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

INDEPENDENT AUDITORS

     The Company has reappointed Ernst & Young L.L.P. as its independent auditors. Representatives of Ernst & Young will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from stockholders.

                              By Order of the Board of Directors

                              Gregory M. Schmidt
                              Secretary

April 14, 1997

LIN TELEVISION CORPORATION           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
                                     BE HELD MAY 14, 1997.

FOUR RICHMOND SQUARE, SUITE 200
PROVIDENCE, RI  02906

Dear Stockholder:

The Annual Meeting of Stockholders of LIN Television Corporation will be held at 10:00 a.m. on Wednesday, May 14, 1997 at the Company's Headquarters located at Four Richmond Square, Suite 200, Providence, Rhode Island, for the following purposes:

 1.  To elect ten directors to the Board of Directors

 2. To approve an amendment increasing the number of shares of Common Stock issuable under the Company's Amended and Restated 1994 Stock Incentive Plan from 2,750,000 to 3,750,000.

Only holders of Common Stock of LIN Television Corporation of record at the close of business on April 8, 1997 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not effect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

If you plan to attend the Annual Meeting in person, detach and bring this letter to the meeting as an admission ticket.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      GREGORY M. SCHMIDT
                      Secretary


                             Detach Proxy Card Here

1.  Election of Directors.


FOR ALL NOMINEES   [_]    WITHHOLD AUTHORITY TO VOTE   [_]     EXCEPTIONS   [_]
LISTED BELOW              FOR ALL NOMINEES LISTED BELOW.


Nominees:   Richard S. Bodman, Dennis J. Carey, Gary R. Chapman, James D.
            Daniell, Errol A. Harris, William G. Herbster, Roy M. Huhndorf,
            Wilma H. Jordan, Richard W. Kislik, Gary A. Swenson.

            (INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the "Exceptions" box and write the nominee's name in the space provided below.)

            *Explanation_______________________________________________________

            In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

2.  Approval of amendment increasing the number of shares of Common Stock
issuable under the Company's Amended and Restated 1994   Stock Option Plan from
2,750,000 to 3,750,000.

  FOR   [_]     AGAINST   [_]     ABSTAIN   [_]



  CHANGE OF ADDRESS OR COMMENTS MARK HERE  [_]

  The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a corporation, the Voting Instruction must be executed by a duly authorized Officer of Attorney.

                                Dated ________________________________, 1997

                                ____________________________________________
                                          Signature

                                ____________________________________________
                                          Signature

Sign, Date and Return the Voting Instructions Card Promptly Using the Enclosed Envelope.


                          VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.